EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

November 13, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES THIRD QUARTER

AND NINE MONTHS 2009 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the third quarter and nine months ended September 30, 2009.

Net sales for the third quarter ended September 30, 2009 were $2,186,000, compared to $2,424,000 for the same period in 2008, a decrease of 9.8%. For the third quarter ended September 30, 2009 the Company had a loss from continuing operations of $274,000, or $0.11 per diluted share, compared to a loss from continuing operations of $324,000, or $0.13 per diluted share, for the comparable period of 2008. Discontinued operations related to the closure of the Company’s distribution facilities during 2009 and 2008, accounted for losses of $1,530,000, or $0.60 per diluted share for the three months ended September 30, 2009 compared to $1,486,000, or $0.59 per diluted share in the third quarter of 2008. Accordingly, the Company incurred a net loss of $1,804,000, or $0.71 per diluted share, for the third quarter of 2009 compared to a net loss of $1,810,000, or $0.72 per diluted share, for the third quarter of 2008.

Net sales for the nine months ended September 30, 2009 were $6,864,000, compared to $7,788,000 for the same period in 2008, a decrease of 11.9%. The Company realized a loss from continuing operations of $1,440,000, or $0.57 per diluted share, for the 2009 nine month period compared to a loss from continuing operations of $558,000, or $0.22 per diluted share, for the comparable period in 2008. Discontinued operations accounted for losses of $2,798,000, or $1.10 per diluted share, and $4,038,000, or $1.61 per diluted share, for the 2009 and 2008 respective nine month periods. Net loss for the nine months ended September 30, 2009 was $4,238,000, or $1.67 per diluted share, compared to a net loss of $4,596,000, or $1.83 per diluted share, for the same period in 2008.

Results of operations for both the third quarter and nine month periods ended September 30, 2009 were adversely affected by the continuing decline in construction activity and weak demand for the Company’s products throughout the Florida market, the Company’s principal trade area. In addition, the Company’s subsidiary, Just-Rite Supply, Inc., terminated all operations of its distribution facilities on June 11, 2009 and entered into an Assignment for the Benefit of Creditors in which all of its assets, subject to any liabilities thereof, were transferred to the Assignee to sell and liquidate for the benefit of creditors pursuant to Florida State Law. Restructuring fees and other costs associated with the discontinuance of these operations, including a charge against continuing operations for an estimated loss contingency of $627,000, had a significant effect on the Corporation’s continuing results of operations for the 2009 nine month period.

Page 2 of News Release dated November 13, 2009

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “We face a challenging environment in the construction industry and are making every effort to continue to reduce costs and adjust our operating structure to best meet the reduced levels of product demand within the industry. While industry forecasts do not indicate any expected improvement in construction activity in the near term, we are focusing our efforts on addressing new marketing opportunities and broadening our geographic reach for certain of our products. We are continuing our search for new financing to gain the flexibility to sustain our operations through the current economic downturn and benefit from our market position when industry conditions improve.”

For more information, please refer to the Company’s Form 10-Q for the third quarter and nine months ended September 30, 2009 which is being filed with the Securities and Exchange Commission on November 13, 2009 and which will be available on the Company’s website www.imperialindustries.com shortly.

Imperial Industries, Inc., a building products company, sells products primarily in the State of Florida and to a certain extent the rest of the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

Page 3 of News Release dated November 13, 2009

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2009	2008*	2009	2008*
Net Sales	$6,864,000	$7,788,000	$2,186,000	$2,424,000

Loss from continuing operations, net of taxes	$(1,440,000)	$(558,000)	$(274,000)	$(324,000)
Loss from discontinued operations, net of taxes	(2,798,000)	(4,038,000)	(1,530,000)	(1,486,000)

Net loss	$(4,238,000)	$(4,596,000)	$(1,804,000)	$(1,810,000)

Loss per Common Share:

Loss from continuing operations - basic and diluted	$(0.57)	$(0.22)	$(0.11)	$(0.13)
Loss from discontinued operations - basic and diluted	(1.10)	(1.61)	(0.60)	(0.59)
Net loss per share - basic and diluted	$(1.67)	$(1.83)	$(0.71)	$(0.72)

Weighted average shares outstanding - basic and diluted	2,533,272	2,515,601	2,533,639	2,515,601

——————— * The 2008 results of operations contain certain amounts that have been reclassified to conform with the current period discontinued operations presentation.

Notes to Financial Highlights 1) In 2009, loss from continuing operations includes a loss contingency expense of $627,000 for the nine month period ended September 30, 2009.

2) In 2008, loss from continuing operations includes an income tax benefit of $385,000 for the nine month period ended September 30, 2008.